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                                 Exhibit 23 (a)

                               Consent of KPMG LLP


                                      55
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                       Consent of Independent Accountants

The Board of Directors
Emerald Financial Corp.

We consent to incorporation by reference in the registration statements Nos. 333-27373, 333-27731, and 333-51389 on Form S-8 and No. 333-53407 on Form S-3 of
Emerald Financial Corp. of our report dated February 5, 1999, relating to the consolidated statements of financial condition of Emerald Financial Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Emerald Financial Corp.


/s/ KPMG LLP
Cleveland, Ohio
March 29, 1999